UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2014

Chesapeake Oilfield Operating, L.L.C.

(Exact name of registrant as specified in its charter)

Oklahoma	001-36354	45-3338422
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6100 North Western Avenue Oklahoma City, Oklahoma	73118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 848-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On June 12, 2014, Chesapeake Oilfield Operating, L.L.C., (the “Issuer”) entered into a purchase agreement (the “Purchase Agreement”) with the representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), under which the Issuer agreed to sell, and the Initial Purchasers agreed to purchase, $500 million in aggregate principal amount of the Issuer’s 6.5% senior notes due 2022 (the “Notes”) in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Issuer will subsequently be renamed Seventy Seven Energy Inc. in connection with its previously announced spin-off from Chesapeake Energy Corporation (“Chesapeake”). The Notes mature on July 15, 2022. The Issuer expects to receive net proceeds of approximately $493.1 million, after deducting the Initial Purchasers’ discount and estimated offering expenses.

The Issuer intends to use the net proceeds from the private placement to make a cash distribution to COS Holdings, L.L.C., its direct parent, to repay all outstanding indebtedness under the Issuer’s new senior secured revolving credit facility to be entered into in connection with the spin-off from Chesapeake (the “New Credit Facility”) and for general corporate purposes. The offering of the Notes is not conditioned on the consummation of the spin-off from Chesapeake.

The offering of the Notes is expected to close on June 26, 2014, subject to customary conditions.

Some of the Initial Purchasers and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Issuer or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Some of the Initial Purchasers or their affiliates are lenders under the Issuer’s existing senior secured revolving credit facility, and the Issuer expects affiliates of certain of the Initial Purchasers to be lenders under the new term loan to be entered into in connection with the spin-off. The Issuer also expects affiliates of certain of the initial purchasers to be lenders under the New Credit Facility and, in such capacity, they will receive a portion of the net proceeds of this offering used to repay indebtedness under the New Credit Facility.

The Purchase Agreement contains customary representations, warranties and agreements of the Issuer and the Initial Purchasers and customary conditions to closing, indemnification rights, obligations of the parties and termination provisions.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 1.1 to this report and is incorporated into this Item 1.01 by reference.

Item 8.01 Other Events.

On June 12, 2014, the Issuer issued a press release announcing the pricing of the Notes described in Item 1.01 of this report. A copy of this press release is filed as Exhibit 99.1 to this report, which is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. See “Exhibit Index” attached to this Current Report on Form 8-K, which is incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Oilfield Operating, L.L.C.
(Registrant)

By:	/s/ Cary D. Baetz
Cary D. Baetz
Chief Financial Officer

Date: June 13, 2014

EXHIBIT INDEX

Exhibit Number	Description

1.1	Purchase Agreement, dated June 12, 2014, by and among the Issuer and the Initial Purchasers named therein, relating to the offering of the Notes.

99.1	Press Release, dated June 12, 2014, announcing the pricing of the offering of the Notes.